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								  Exhibit 99




Contacts: Analyst contact:  Dennis E. McDaniel
	  Vice President, Strategic Planning and Investor Relations
	  513-603-2197
	  dennis.mcdaniel@ocas.com

	  Media contact:  Cindy L. Denney
	  Assistant Vice President, Corporate Communications
	  513-603-2074; cell phone: 703-7372
	  cindy.denney@ocas.com


For Immediate Release



		    THE OHIO CASUALTY INSURANCE COMPANY NAMES
		     NEW LEADER OF COMMERCIAL LINES DIVISION


FAIRFIELD, Ohio, January 11, 2005 --- The Ohio Casualty Insurance Company today announced that Michael (Mike) E. Sullivan, 41, has been named Senior Vice President of the Commercial Lines Division, effective immediately. Ohio Casualty Corporation (NASDAQ: OCAS) is the holding company of The Ohio Casualty Insurance Company.

Mr. Sullivan has served as Vice President of the Commercial Lines Division since 2001. Prior to that time, he held several positions in the insurance industry, including serving as divisional Senior Vice President for the Great American Insurance Company. A graduate of Virginia Tech, Mr. Sullivan received an MBA from Duke University.

"I am pleased to have Mike join our senior management team," commented President of Insurance Operations Elizabeth M. Riczko, FCAS, MAAA, CPCU. "He has been a key contributor to the operation of our Commercial Lines Division for the past several years. His familiarity with the division and excellent blend of industry experience and strategic business skills will help the Commercial Lines Division achieve its objectives."

Mr. Sullivan succeeds former Commercial Lines Division leader Jeffrey Haniewich, who left the Company in September 2004.



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Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of September 30, 2004.